EXHIBIT 1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the use in the Prospectus Supplement of Bear Stearns Asset
Backed Securities I Trust 2004-HE9, relating to the Asset Backed Certificates, Series 2004-HE9 comprising part of the Registration Statement (No. 333-113636) of Bear Stearns Asset Backed Securities I LLC, of our report dated June 25, 2004, relating to our audits of the consolidated financial statements of ACE Guaranty Corp. (subsequently renamed Assured Guaranty Corp.) as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003. We also consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement.

/s/ Pricewaterhouse Coopers LLP
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PricewaterhouseCoopers LLP

New York, New York

October 27, 2004